Exhibit 99.1

ReposiTrak Delivers Full-Year Revenue of $20.5 Million and Earnings Per Share of $0.30

Traceability On-Boarding Continues to Accelerate Company Increases Quarterly Common Dividend

SALT LAKE CITY - ReposiTrak (NYSE: TRAK), the world's largest food traceability and regulatory compliance network, built upon its proven inventory management and out-of-stock reduction SaaS platform, today announced financial results for the fourth fiscal quarter ("FQ4 2024") and full fiscal year ended June 30, 2024.

Full-Year Fiscal 2024 Financial Highlights:

●	Full-year total revenue increased 7% to $20.5 million from $19.1 million.
●	Recurring revenue increased 7%, net of the planned elimination of high-touch, low-opportunity revenue, to $20.4 million from $19.0 million.
●

Full-year operating expense increased 10% to $15.4 million from $14.0 million. Fiscal 2023 included approximately $1.4 million in an Employee Retention Credit ("ERC"), reducing general and administrative expense in fiscal 2023, which did not reoccur in fiscal 2024.

●

Full-year operating income was $5.0 million in fiscal 2024 from $5.1 million last year - essentially flat. Excluding the non-recurring ERC credit in fiscal 2023, operating income would have increased approximately $1.3 million year-over-year.

●

Full-year GAAP net income increased 7% to $5.9 million from $5.6 million last year. Excluding the non-recurring ERC credit in the third fiscal quarter last year, net income would have increased approximately $1.4 million year-over-year.

●

Full-year net income to common shareholders was $5.4 million, up 8% from $5.0 million last year. Excluding the non-recurring ERC credit in the prior fiscal year, net income to common shareholders would have increased approximately $1.4 million year-over-year.

●	Full-year basic EPS of $0.30, up 11% compared to $0.27 last year.
●	The Company finished the year with $25.2 million in cash and no bank debt.
●	ReposiTrak's Board of Directors approved a 10% increase to the Company's quarterly common stock dividend, beginning with the dividend payable to shareholders of record on December 31, 2024.

Fourth Quarter Financial Highlights:

●	Fourth quarter total revenue increased 8% to $5.2 million from $4.8 million.
●	Recurring revenue increased 7%, net of the planned elimination of high-touch, low-opportunity revenue, to $5.1 million from $4.8 million, representing effectively all of total revenue.
●	Quarterly operating expense increased 6% to $3.9 million from $3.6 million.
●	Quarterly operating income increased 13% to $1.3 million from $1.2 million last year.
●	Quarterly GAAP net income increased 15% to $1.6 million from $1.4 million last year.
●	Quarterly net income to common shareholders was $1.5 million, up 18% from $1.2 million last year.
●	Quarterly EPS of $0.08 compared to $0.07 in the prior year fourth fiscal quarter.
●	During the quarter, the Company redeemed 81,121 preferred shares for the stated redemption price of $10.70 per share for a total of $867,995.

Randall K. Fields, Chairman and CEO of ReposiTrak, commented, "Our strategic position and operational results of the ReposiTrak Traceability Network (RTN) continues to exceed our expectations. We are the traceability market leader. Our on-boarding pace is accelerating and, as a result, our revenue growth will follow suit over the next few quarters."

Fields continued, "In fiscal 2024, we grew every line of business, including compliance and scan-based trading, even as we focused our resources on traceability. We delivered full-year earnings per share of $0.30, generated net cash from operations of $7.0 million, and ended the fiscal year with more than $25 million cash in the bank, the highest level in our history. This profitability allowed us to return over $5.6 million in capital to shareholders this fiscal year through a growing cash dividend, the repurchase of common stock and the redemption of preferred stock."

Fourth Fiscal Quarter Financial Results (three months ended June 30, 2024, vs. three months ended June 30, 2023):

Total revenue was up 8% to $5.2 million as compared to $4.8 million in the prior-year fourth quarter. Total operating expense was $3.9 million, up 6% compared to $3.6 million last year. General and administrative expense increased by 4%. GAAP net income was $1.6 million compared to $1.4 million. Net income to common shareholders was $1.5 million, or $0.08 per diluted share, compared to $1.2 million, or $0.07 per diluted share.

Year-to-Date Financial Results (12 months ended June 30, 2024, vs. 12 months ended June 30, 2023):

Total revenue was up 7% to $20.5 million as compared to $19.1 million in the prior-year period. Total operating expense was $15.4 million, up 10% compared to $14.0 million last year. Last fiscal year included a non-recurring Employee Retention Credit benefit of approximately $1.4 million, reducing the year-ago operating expense. Inclusive of the impact of this credit in the year-ago quarter, GAAP net income was $6.0 million compared to $5.6 million. Net income to common shareholders was $5.4 million, or $0.30 per basic and $0.29 per diluted share, compared to $5.0 million, or $0.27 per basic and diluted share last year.

Return of Capital:

In the fourth quarter of fiscal 2024, the Company redeemed 81,121 preferred shares at the stated redemption price of $10.70 per share for a total of $867,995. To date, the Company has redeemed 221,307 shares of preferred stock for a total of $2.4 million. The remaining amount of the preferred share redemption is $6.6 million. As previously announced, the Company anticipates redeeming all of its preferred shares issued and outstanding over the next three years. In addition, the Company has approximately $8 million remaining of the $21 million total common share buyback authorization.

In September 2022, the Company's Board of Directors declared a quarterly cash dividend of $0.015 per share ($0.06 per year). In November 2023, the Board of Directors approved a 10% increase in the quarterly cash dividend, to 6.6 cents per share annually, or 1.65 cents per share quarterly, commencing with the December 2023 dividend. On June 18, 2024, the Company's Board of Directors declared a quarterly cash dividend of $0.0165 per share, payable to shareholders of record on June 28, 2024. The cash dividends were paid to shareholders of record on or about August 12, 2024.

Balance Sheet:

The Company had $25.2 million in cash and cash equivalents at June 30, 2024, compared to $24.0 million at June 30, 2023. In March 2024, the Company chose not to renew its working line of credit. As of June 30, 2024, there were no balances due on the line of credit.

Conference Call:

The Company will host a conference call at 4:15 p.m. Eastern today to discuss the Company's results. The conference call will also be webcast and will be available via the investor relations section of the Company's website, www.parkcitygroup.com.

Participant Dial-In Numbers:

Date: Monday, September 30, 2024

Time: 4:15 p.m. ET (1:15 p.m. PT)

Toll-Free: 1-877-407-9716

Toll/International 1-201-493-6779

Conference ID: 13748737

Replay Dial-In Numbers:

Toll Free: 1-844-512-2921

Toll/International: 1-412-317-6671

Replay Start: Monday, September 30, 2024, 7:15 p.m. ET

Replay Expiry: Wednesday, October 30, 2024, at 11:59 p.m. ET

Replay Pin Number: 13748737

About ReposiTrak

ReposiTrak (NYSE:TRAK), formerly Park City Group, provides retailers, suppliers and wholesalers with a robust solution suite to help reduce risk and remain in compliance with regulatory requirements, enhance operational controls and increase sales with unrivaled brand protection. Consisting of three product families - food traceability, compliance and risk management and supply chain solutions - ReposiTrak's integrated, cloud-based applications are supported by an unparalleled team of experts. For more information, visit https://repositrak.com.

Forward-Looking Statement

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "believe," "estimate," "expect," "forecast," "intend," "may," "plan," "project," "predict," "if," "should" and "will" and similar expressions as they relate to ReposiTrak Inc., Park City Group d/b/a ReposiTrak, or Park City Group, Inc. ("ReposiTrak") are intended to identify such forward-looking statements. ReposiTrak may from time-to-time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see "Risk Factors" in ReposiTrak annual report on Form 10-K, its quarterly report on Form 10-Q, and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

REPOSITRAK, INC.

Consolidated Balance Sheets

	June 30,	June 30,
	2024	2023
Assets
Current Assets
Cash	$25,153,862	$23,990,879
Receivables, net of allowance for doubtful accounts of $227,573 and $170,103 at June 30, 2024 and 2023, respectively	3,678,627	2,523,019
Contract asset – unbilled current portion	181,680	186,959
Prepaid expense and other current assets	285,998	573,763
Total Current Assets	29,300,167	27,274,620

Property and equipment, net	513,277	986,300

Other Assets:
Deposits and other assets	22,414	22,414
Prepaid expense – less current portion	2,609	36,282
Contract asset – unbilled long-term portion	108,052	108,052
Operating lease – right-of-use asset	250,306	310,796
Customer relationships	131,400	262,800
Goodwill	20,883,886	20,883,886
Capitalized software costs, net	384,621	698,281
Total Other Assets	21,783,288	22,322,511

Total Assets	$51,596,732	$50,583,431

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$265,086	$431,387
Accrued liabilities	1,554,775	1,620,000
Contract liability – deferred revenue	2,441,234	1,903,001
Operating lease liability – current	64,076	58,771
Notes payable and financing leases – current	217,971	219,262
Total current liabilities	4,543,142	4,232,421

Long-term liabilities
Operating lease liability – less current portion	198,972	263,047
Notes payable and financing leases – less current portion	-	206,032
Total liabilities	4,742,114	4,701,500

Commitments and contingencies

Stockholders’ equity:
Preferred Stock; $0.01 par value, 30,000,000 shares authorized;
Series B Preferred, 700,000 shares authorized; 616,470 and 625,375 shares issued and outstanding at June 30, 2024 and 2023 respectively	6,165	6,254
Series B-1 Preferred, 550,000 shares authorized; 0 and 212,402 shares issued and outstanding at June 30, 2024 and 2023, respectively	-	2,124
Common Stock, $0.01 par value, 50,000,000 shares authorized; 18,234,893 and 18,309,051 issued and outstanding at June 30, 2024 and 2023, respectively	182,351	183,093
Additional paid-in capital	64,655,902	67,732,887
Accumulated other comprehensive loss	(27,390)	-
Accumulated deficit	(17,962,410)	(22,042,427)
Total stockholders’ equity	46,854,618	45,881,931
Total liabilities and stockholders’ equity	$51,596,732	$50,583,431

REPOSITRAK, INC.

Consolidated Statements of Operations

	For the Years Ended
	June 30,
	2024	2023

Revenue	$20,453,320	$19,098,910

Operating expense:
Cost of revenue and product support	3,416,450	3,309,345
Sales and marketing	5,492,719	4,933,405
General and administrative	5,330,437	4,685,783
Depreciation and amortization	1,189,483	1,079,799
Total operating expense	15,429,089	14,008,332

Income from operations	5,024,231	5,090,578

Other income (expense):
Interest income	1,272,719	821,777
Interest expense	(28,166)	(60,990)
Unrealized gain (loss) on short term investments	63,997	(9,752)
Other gain	-	70,047
Income before income taxes	6,332,781	5,911,660

(Provision) for income taxes	(374,491)	(321,371)
Net income	5,958,290	5,590,289

Dividends on Preferred Stock	(549,645)	(586,444)

Net income applicable to common shareholders	$5,408,645	$5,003,845

Weighted average shares, basic	18,202,000	18,406,000
Weighted average shares, diluted	18,931,000	18,766,000
Basic earnings per share	$0.30	$0.27
Diluted earnings per share	$0.29	$0.27

Comprehensive income:
Net income	$5,958,290	$5,590,289
Other comprehensive loss:
Unrealized loss on available-for-sale securities	(27,390)	-
Total comprehensive income	$5,930,900	$5,590,289

REPOSITRAK, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	For the Years Ended
	June 30,
	2024	2023
Cash flows from operating activities:
Net income	$5,958,290	$5,590,289
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,189,483	1,079,799
Amortization of operating right of use asset	60,490	57,716
Stock compensation expense	367,147	390,716
Bad debt expense	375,000	1,300,000
(Increase) decrease in:
Accounts receivables	(1,525,329)	(195,345)
Long-term receivables, prepaids and other assets	123,355	559,009
Increase (decrease) in:
Accounts payable	(166,301)	(259,251)
Operating lease liability	(58,770)	(53,862)
Accrued liabilities	102,803	43,090
Deferred revenue	538,233	347,858
Net cash provided by operating activities	6,964,401	8,860,019

Cash flows from investing activities:
Purchase of property and equipment	(73,317)	(133,944)
Capitalization of software development costs	-	(769,243)
Purchase of marketable securities	(27,390)	-
Net cash (used in) provided by investing activities	(100,707)	(903,187)

Cash flows from financing activities:
Net (decrease) in lines of credit	-	(2,590,907)
Common stock buyback/retirement	(1,515,574)	(1,309,323)
Redemption of Series B-1 preferred	(2,367,996)	-
Proceeds from employee stock plan	111,839	92,727
Dividends paid	(1,721,657)	(1,414,912)
Payments on notes payable and capital leases	(207,323)	(204,486)
Net cash used in financing activities	(5,700,711)	(5,426,901)

Net (decrease) increase in cash and cash equivalents	1,162,983	2,529,931

Cash and cash equivalents at beginning of period	23,990,879	21,460,948
Cash and cash equivalents at end of period	$25,153,862	$23,990,879

Supplemental Disclosure of Cash Flow Information
Cash paid for income taxes	$332,222	$296,484
Cash paid for interest	$15,223	$59,081
Cash paid for operating leases	$73,291	$71,157

Supplemental Disclosure of Non-Cash Investing and Financing Activities
Common Stock to pay accrued liabilities	$536,879	$294,607
Dividends accrued on Preferred Stock	$549,645	$586,444